Exhibit 10.38(ii)

AMENDMENT NUMBER FIVE

TO THE

GEORGIA-PACIFIC CORPORATION

KEY SALARIED EMPLOYEES GROUP INSURANCE PLAN/

POST 1986 GROUP

(Effective January 1, 1987)

Pursuant to the authority granted to Georgia-Pacific Corporation (the “Company”) to amend the Georgia-Pacific Corporation Key Salaried Employees Group Insurance Plan/Post 1986 Group (the “Plan”) under Section 6.2 of the Plan, the Plan has been amended, effective as of January 1, 2001, to update the eligibility rules and to clarify certain provisions of the Plan as follows:

1)	The first sentence of Section 1.1 of the Plan is amended to read as follows:

“The purpose of the Georgia-Pacific Corporation Key Salaried Employees Group Insurance Plan/Post 1986 Group (the ‘Plan’) is to provide pre-retirement death and accident benefits for certain key executive employees of Georgia-Pacific Corporation (the ‘Company’) and its affiliates.”

2)	Section 2.1 of the Plan is amended and restated as follows:

“2.1 Participation

a. Eligibility Criteria. All salaried employees of the Company and its affiliates who meet the following qualifications on their respective participation effective dates as specified in subparagraph b. below shall become Participants in this Plan on such date:

i. The employee is actively at work.

ii. The employee’s rate of annual base salary equals or exceeds $170,000.

iii. The employee is not eligible to participate in the Georgia-Pacific Key Salaried Employees Group Insurance Plan/Pre-1987 Group.

b. Participation Effective Dates. An employee’s participation in this Plan shall commence on the earliest applicable participation effective date specified below:

i. Any January 1 on which the employee first meets the eligibility standards of subsection a., in which case coverage for the initial calendar year of coverage shall be determined using the employee’s age and rate of annual base salary as of such January 1.

ii. The authorization date of a salary action first increasing an employee’s rate of annual base salary to a level at or above $170,000 on a retroactive basis to a date on or before the January 1 next preceding such authorization date, in which case coverage for the initial calendar year of coverage shall be determined using the employee’s age and rate of annual base salary as of such January 1.

iii. The date that an employee who is otherwise eligible on either of the participation effective dates described in clause i. or ii. of this subsection b., but is not then actively at work (the employee’s ‘tentative effective date’), returns to work, in which case coverage shall be determined as of the tentative effective date applicable to such employee. This participation effective date shall be applicable only if the employee maintains a continuous employment relationship with the Company and/or its subsidiaries from the tentative effective date through the date specified in this clause iii.

c. Actively at Work. For purposes of this Plan, an employee will be deemed to be ‘actively at work’ (without limitation) while on vacation and during any period of approved, paid medical leave.

d. Continued Participation. Subject to the provisions of Sections 2.3 and 3.3, once an employee has become a Participant in the Plan, the employee shall continue to participate notwithstanding any future failure of employee to meet the minimum qualification requirements for new Participants.”

3)	Section 2.2 of the Plan is amended to add a new subsection c. as follows:

“c. Disability Coverage. A Participant who is considered to be totally disabled in accordance with Section 2.3c. of the Plan will receive death benefit coverage in an amount equal to the normal coverage as provided under Section 2.2a. of the Plan; provided, however, the ‘basic annual salary’ used for the purpose of calculating the amount of coverage shall be the Participant’s salary as of January 1 of the year in which he becomes totally disabled in accordance with Section 2.3c.”

4)	Section 2.3d. of the Plan is amended and restated as follows:

“d. Upon Separation from Service for Reasons Other Than Disability. A Participant terminating employment for reasons other than disability shall continue to be covered by the Plan for thirty-one (31) days following his/her termination date. Within the thirty-one (31) day period, the terminating Participant may convert or port any life insurance covering him/her under this Plan to an individual life insurance policy mirroring his/her coverage under the Plan.”

5)	The second paragraph of Section 6.1 of the Plan is amended and restated as follows:

“The Committee is expressly authorized to appoint one or more persons, who need not be a member of the Committee, to act as its agent in the management and administration of this Plan. Such person shall be empowered to undertake all of the obligations of the Committee as provided herein, and shall serve at the pleasure of the Committee.”

6)	Article IV of the Plan is amended to add a new Section 4.2 as follows:

“4.2 Claims Review

a. A Participant or beneficiary (‘Claimant’) may file a claim for benefits under this Plan at any time by personally delivering or mailing a written communication making the claim for benefits, prepared by either the Claimant or the Claimant’s authorized representative, to the Committee or to its designated agent.

b. If a claim for benefits under the Plan is wholly or partially denied, the Committee or its agent shall give written notice to the Claimant of such action within ninety (90) days after its receipt of the claim, unless special circumstances require an extension of time for processing. Such notice will indicate the reason for denial, the Plan provision(s) involved, an explanation of the claims review procedures set forth herein, and a description of any additional material or information necessary to perfect the claim. If special circumstances require an extension of time for processing the claim, the Committee or its agent will notify the Claimant about the extension within ninety (90) days after its receipt of the claim. Such notice shall indicate the special circumstances and the date by which a decision is expected. The extension will not exceed ninety (90) days from the end of the initial response period. If written notice of the decision wholly or partially denying the claim or written notice of the extension has not been furnished to the Claimant within ninety (90) days after the claim is received by the Committee or its agent, or if there has been an extension and no notice of a decision is furnished to the Claimant by the end of the extension period, the claim shall be deemed denied as of the end of such ninety (90) day or one-hundred-eighty (180) day period.

c. If a Claimant’s claim is denied in whole or in part, the Claimant shall have the right to request review by the Committee or its designated agent. Such request must be in writing and must be made within sixty (60) days after the date on which the claim is denied or deemed denied. If the written request is not made within such sixty (60) day period, the Claimant shall be deemed to have waived his right to any review of such claim.

d. If the Claimant makes a written request for review that is received by the Committee or its designated agent on a timely basis, the Committee or its agent shall then conduct a review at which the Claimant may present his position. In doing so, the Claimant may review pertinent documents, if any, and may submit issues and comments in writing. The Committee may hold a hearing if it deems it necessary and shall issue a written decision affirming, modifying or setting aside its former action within sixty (60) days of the date review is requested. If special circumstances require an extension of time for processing (such as the need to hold a hearing), the Committee or its agent shall notify the Claimant of such extension within sixty (60) days after the request for review was received by the Committee or agent. The extension will not exceed one-hundred-twenty (120) days from the end of the initial response period. The Committee’s decision shall set forth the reasons and pertinent Plan provision(s) on which it is based. If the decision on review is not furnished within the applicable time period, the claim shall be deemed denied on review. The decision shall be final and binding upon the Claimant and the Plan and all other persons.

e. If the Committee delegates claims processing and adjudication duties to a professional benefit claims processor or an insurance company, the Committee may also delegate responsibilities for claims denial review described in this Section 4.2 to said professional claims administrator or insurance company.”

7)	Except as hereinabove and heretofore amended and modified, the Plan as effective as of January 1, 1987 shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has duly executed this Amendment this      day of February, 2003.

GEORGIA-PACIFIC CORPORATION

By:	/s/ Patricia A. Barnard
Patricia A. Barnard
Executive Vice President – Human Resources

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